UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 31, 2007

DYAX CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24537	04-3053198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Technology Square
Cambridge, MA  02139
(Address of Principal Executive Offices)  (Zip Code)

(617) 225-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Agreement.

Dyax Corp. has appointed William E. Pullman, M.D. Executive Vice President of Development.  Under Dyax’s letter agreement offering Dr. Pullman this position, Dr. Pullman’s annual base salary is $325,000 and he is eligible to receive an annual bonus of up to thirty-seven and a half percent of his base salary (or pro rata portion thereof with respect to his service in 2007), which will be based on the attainment of specific individual, departmental and corporate objectives and subject to approval by the Compensation Committee of the Dyax’s Board of Directors.

In addition, Dr. Pullman was granted stock options to purchase 100,000 shares of Dyax’s common stock at an exercise price of $4.56 per share, which will vest in 48 substantially equal monthly installments over four years.

The letter agreement also provides that, among other things, if Dr. Pullman is terminated without cause (as defined therein), Dyax must continue to pay him at his then current salary for six months.

Dr. Pullman also executed Dyax’s standard form of change of control agreement for executive officers, under which he is entitled to specified benefits under particular conditions if he is terminated in connection with, or within twelve months after, a change in control of Dyax.  Under the change of control agreement, Dr. Pullman is entitled to receive, as severance, his base salary for a period of six months if he is terminated without cause, or if he resigns due to a material diminution of his duties, a reduction in his base salary, or the relocation of the site at which he performs his principal duties for Dyax that is more than 50 miles from the prior site.  Additionally, following a termination under these circumstances, any outstanding unvested options and  restricted stock awards held by Dr. Pullman would be fully accelerated.

Item 9.01.	Financial Statements and Exhibits.

(c)           Exhibits.

10.1	Employment Letter Agreement between Dyax Corp. and William E. Pullman dated September 18, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYAX CORP.

Date: November 1, 2007	By:	/s/ Ivana Magovcevic-Liebisch
Ivana Magovcevic-Liebisch
General Counsel and Executive Vice President of Administration

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Letter Agreement between Dyax Corp. and William E. Pullman dated September 18, 2007.